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                                                                     EXHIBIT 5

March 29, 1995



Chiron Corporation
4560 Horton Street
Emeryville, CA  94608

Re:       Chiron Corporation
          Registration Statement for Offering of
          1,000,000 Shares of Common Stock

Ladies and Gentlemen:

In connection with your registration of 1,000,000 shares of the Common Stock of Chiron Corporation (the "Company") on Form S-8 under the Securities Act of 1933, as amended, I advise you that, in my opinion, when such shares have been issued and sold pursuant to the provisions of the Company's 1988 Employee Stock Purchase Plan, as amended, and in accordance with the Registration Statement, such shares will be duly authorized, validly issued, fully paid and non-assessable shares of the Company's Common Stock.

I hereby consent to filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ WILLIAM G. GREEN

William G. Green
Senior Vice President and
General Counsel


WGG/cdb